Exhibit 8.1

July 20, 2006

Sunstone Hotel Investors, Inc.,

        903 Calle Amenecer, Suite 100,

                San Clemente, California 92673.

Ladies and Gentlemen:

We have acted as special tax counsel to Sunstone Hotel Investors, Inc. (“Sunstone”) in connection with the forward sale of 4,000,000 shares of Sunstone’s Common Stock Par Value $0.01 Per Share (the “Common Stock”) pursuant to the terms of the Purchase Agreement dated July 18, 2006 as described in the Prospectus Supplement to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, filed July 20, 2006 (the “Prospectus Supplement”). We hereby confirm our opinion set forth in the Prospectus Supplement under the caption “U.S. Federal Income Tax Considerations”.

For purposes of this opinion, we have reviewed documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with Sunstone’s consent, that the factual representations contained in the letters of representation from Sunstone to us dated July 20, 2006 are true and complete without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

We hereby expressly consent to the discussion of the tax consequences included in the Registration Statement and the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP